Name Change to Emerald Oil and Trading Under EOX Symbol

DENVER, CO – September 4, 2012 --- Effective today, Voyager Oil & Gas, Inc. (NYSE MKT: VOG) (“Voyager”), will be conducting business under the name Emerald Oil, Inc. (“Emerald Oil” or the “Company”). Also effective today, the common shares of the Company will be trading on the NYSE MKT under the EOX symbol.

About Emerald Oil

Emerald Oil is an exploration and production company focused primarily on acquiring acreage and developing wells in prospective shale oil plays in the continental United States. The Company’s primary business is focused on properties in North Dakota and Montana targeting the Bakken and Three Forks shale oil formations. Emerald Oil owns an interest in approximately 200,000 net acres in the following areas:

•	approximately 43,600 core net acres targeting the Bakken and Three Forks shale oil formations in North Dakota and Montana;
•	approximately 45,000 net acres in a joint venture in the Sandwash Basin Niobrara shale oil play, located in Mofatt and Routt Counties, Colorado and Carbon County, Wyoming;
•	approximately 33,500 net acres in a joint venture targeting the Heath shale oil formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana;
•	approximately 2,400 net acres in the Denver-Julesburg Basin targeting the Niobrara shale oil formation in Colorado and Wyoming; and
•	approximately 74,700 net acres in a joint venture in and around the Tiger Ridge natural gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information, visit Emerald Oil’s website at: http://www.emeraldoil.com/. Sign up for email alerts at: http://www.EOX-IR.com to be notified when news items are released by Emerald Oil.

Forward-Looking Statements

Certain statements included in this news release contain "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We caution you that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors that could cause actual results to vary from those we expect include, without limitation, volatility in commodity prices for crude oil and natural gas, access to capital markets and the condition of the capital markets generally, as well as ability to access them, the timing of planned capital expenditures, unanticipated cash flow restrictions, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. We assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Contact:

Emerald Oil, Inc.

Marty Beskow

Vice President of Finance / Capital Markets

303-323-0008 x107

martyb@emeraldoil.com